UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
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PROXY STATEMENT
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BLOCKBUSTER INC.
(Name of Registrant as Specified in its Charter)

GREGORY S. MEYER, CFA
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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On June 15, 2010, Gregory S. Meyer issued the following press release:

RISKMETRICS (ISS) RECOMMENDS GREGORY S. MEYER FOR THE BOARD OF BLOCKBUSTER -FOR THE GOLD PROXY CARD

Cites Meyer’s deep understanding of the home entertainment retail market, alignment with shareholders, and relevant skills and industry knowledge in recommending stockholders vote the GOLD proxy card

NEW YORK, June 15, 2010  —RiskMetrics Group (ISS) (“RiskMetrics”), the world’s leading proxy advisory firm, has recommended that stockholders of Blockbuster, Inc. (NYSE: BBI, BBI.B)  vote the GOLD proxy card and elect Gregory S. Meyer to the Blockbuster Board of Directors (the “Board”) at the 2010 annual meeting of stockholders scheduled to take place on June 24, 2010.  RiskMetrics’ recommendations are relied upon by thousands of major institutional investment firms, mutual funds and other fiduciaries globally.

In its June 14, 2010 report recommending that Blockbuster stockholders elect Gregory S. Meyer to the Board, RiskMetrics stated the following:

•
”We believe the dissident [Meyer] would be aligned with shareholders, has demonstrated that change is warranted, has relevant skill sets and industry knowledge, and, therefore, is likely to add value to board deliberations. To this point we note, if elected, Mr. Meyer would have the largest non-management director ownership position in BBI stock and that Mr. Meyer's experience with this industry dates back to 2001.”

•
“Based on our discussions with the dissident [Meyer] including presentations and filings dating back to 2004, it appears [he] has a deep understanding of the home entertainment retail market and its distribution channels including retail stores, mail, automated retail (kiosk) and on-line.

Regarding Blockbuster’s underperformance and the role of incumbent director Gary J. Fernandes, the report stated:

•	“…the history of sustained underperformance we believe, in large part, is a result of Blockbuster's past decisions and execution of its multi-channel distribution strategy.”

•
“…we note that Mr. Fernandes has been a director since December 2004, [and] as such, must share responsibility for the company's deterioration in shareholder value that has taken place over this time. In sum, based on the sustained underperformance, we believe the dissident has made a reasonable case for change on the board.”

The RiskMetrics report concluded by noting that:  “… based on Mr. Meyer's letters and correspondence with the company dating back to 2004 and 2005 regarding the potential opportunities of automated DVD rental kiosks, … it is apparent that the dissident is not "Monday Morning Quarterbacking" the situation. Therefore, for the aforementioned reasons, we recommend shareholders vote on the GOLD card for dissident nominee Gregory S. Meyer.”

Stockholders are urged to follow the RiskMetrics recommendation by voting their GOLD proxy card today to elect Gregory S. Meyer to the Blockbuster Board.  Even if a vote on a White proxy card has previously been cast, it is not too late to change that vote by voting a GOLD proxy card as only the latest dated proxy card will be counted.  Stockholders who have questions or need assistance voting their shares should contact proxy solicitor InvestorCom Inc.  toll-free at (877) 972-0090.

CONTACT:
Gregory S. Meyer, 212-444-8784
BBIStockholders@gmail.com